SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-12

MEDCATH CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement)

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MEDCATH CORPORATION
10720 Sikes Place, Suite 300
Charlotte, North Carolina 28277

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 5, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of MedCath Corporation (the “Company”) to be held at the Company’s executive offices, 10720 Sikes Place, Suite 300, Charlotte, North Carolina, on March 5, 2008, 10:00 a.m., Eastern Standard Time, to consider and act upon each of the following matters:

1.	To elect three individuals to the board of directors to serve for a three-year term as a Class I director;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008;

3.	To approve an amendment to the Outside Directors’ Stock Option Plan; and

4.	To transact such other business as may properly come before the meeting and any adjournment thereof.

These items of business are more fully described in the attached proxy statement. Only stockholders of record at the close of business on January 23, 2008, the record date, are entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements of the meeting. A list of those stockholders will be available for inspection at the Company’s executive offices during ordinary business hours for the ten-day period prior to the annual meeting.

By Order of the Board of Directors

James A. Parker
Assistant Secretary

Charlotte, North Carolina
January 30, 2008

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope in order to assure representation of your shares. No postage need be affixed if the proxy card is mailed in the United States.

MEDCATH CORPORATION

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
MARCH 5, 2008

MEDCATH CORPORATION

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on March 5, 2008

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of MedCath Corporation (“MedCath” or the “Company”) for use at the annual meeting of stockholders to be held at the Company’s executive offices, 10720 Sikes Place, Suite 300, Charlotte, North Carolina on Wednesday, March 5, 2008, at 10:00 a.m. Eastern Standard Time and at any adjournments or postponements of the meeting.

The Company’s Annual Report on Form 10-K containing its consolidated financial statements for the fiscal year ended September 30, 2007 is being mailed together with this proxy statement to all stockholders entitled to vote. It is anticipated that this proxy statement and the accompanying appointment of proxy will be mailed to stockholders on or about January 30, 2008.

Proxy Procedures

All proxies will be voted in accordance with the stockholder’s instructions, and if no choice is specified, the enclosed appointment of proxy (or any signed and dated copy thereof) will be used to vote in favor of the director nominees and other matters set forth in the accompanying Notice of Annual Meeting of Stockholders. Any appointment of proxy may be revoked by a stockholder at any time before its exercise by: (i) delivering written revocation or a later dated appointment of proxy to the secretary of the Company; or (ii) attending the annual meeting and voting in person.

The board of directors is not aware of any other matter to be presented at the annual meeting. If any other matter upon which a vote may properly be taken should be presented at the annual meeting, shares represented by all proxies received by the board of directors will be voted on that matter in accordance with the judgment of the persons named as attorneys in the appointment of proxy.

Record Date

Only stockholders of record as of the close of business on January 23, 2008, the record date fixed by the board of directors, will be entitled to vote at the annual meeting and at any adjournments or postponements of the meeting. As of January 23, 2008, there were an aggregate of 20,135,493 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote.

Voting Procedures

Quorum Requirements.  The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies which contain one or more abstentions or broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum for the annual meeting.

Election of Directors.  Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting. The three nominees receiving the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the annual meeting will each be elected for a three-year term. Shares represented by proxies received by the board of directors and not marked to withhold authority to vote for the nominee will be voted for the election of each nominee. If a stockholder properly withholds authority to vote a nominee, the stockholder’s shares will not be counted toward that nominee’s achievement of a plurality.

Other Proposals.  The affirmative vote of the majority of shares present, in person or by proxy, and voting at the annual meeting is required for the approval of the amendment to the Outside Director’s Stock Option Plan and ratification of the appointment of the independent registered public accounting firm for the fiscal year ending September 30, 2008. Abstentions and broker non-votes are not considered to have been voted for these proposals and have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

If any other matter not discussed in this proxy statement should be presented at the annual meeting upon which a vote may be properly taken, shares represented by all proxies received by the board of directors will be voted on that matter in accordance with the judgment of the persons named as attorneys in the appointment of proxy.

CORPORATE GOVERNANCE

Meetings and Committees

The board of directors of the Company held four meetings during the fiscal year ended September 30, 2007. The Company had standing audit, compensation, compliance and corporate governance and nominating committees during fiscal 2007.

Messrs. Clammer, McKinnon, and Queally currently serve as members of the compensation committee. The compensation committee determines the amount and type of compensation paid to senior management, establishes and reviews general policies relating to compensation and benefits of employees, and administers the Company’s stock option plans. The compensation committee held four meetings during fiscal 2007.

Messrs. McKinnon, McCoy, and Powers currently serve as members of the audit committee. The audit committee oversees the accounting and financial reporting processes of the Company, independent audits of its financial statements, and corporate governance matters. The audit committee held four meetings during fiscal 2007.

Messrs. McCoy, Powers and Dr. Sokolov currently serve as members of the compliance committee. The compliance committee oversees the implementation of the Company’s compliance program, which seeks to ensure that the Company’s operations at all levels are conducted in compliance with applicable federal and state laws regarding both public and private healthcare programs. The compliance committee held four meetings during fiscal 2007.

Messrs. McKinnon, McCoy, and Powers currently serve as members of the corporate governance and nominating committee (the “nominating committee”). The board has delegated to the nominating committee the authority to nominate individuals for election to the board that are not designated by KKR or Welsh Carson and to consider nominations submitted by stockholders who comply with the notice procedures provided under the Company’s bylaws. In exercising this authority, the nominating committee is required by its charter to select nominees who, among other qualifications the nominating committee deems appropriate, (i) have the highest personal and professional integrity, (ii) have demonstrated exceptional ability and judgment, and (iii) shall be most effective, in conjunction with incumbent members of the Board, in collectively serving the long-term interests of the Company and its stockholders. Nominations may be made by any stockholder who is entitled to vote for the election of the director so nominated. To be considered by the committee, nominations must be received in writing by the secretary of the Company (i) in the case of an annual meeting, not less than 45 days or more than 75 days prior to the first anniversary of the preceding year’s annual meeting, and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the later of 90 days prior to the annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. The notice must include all information relating to the nominee that would be required to be disclosed in solicitations of proxies for election of directors under regulations promulgated by the Securities and Exchange Commission. The notice also must include (A) the name and address, as they appear on the records of the Company, of the stockholder of record and the name and address of the beneficial owner, if different, on whose behalf the nomination is made and (B) the class and number of shares of the Company which are beneficially owned and owned of record by the stockholder of record and such beneficial owner.

Independent Directors

The board of directors has determined that the following directors are free from any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and, accordingly, are “independent” as such term is defined by the listing standards of the Nasdaq National Market:

Adam H. Clammer
Edward A. Gilhuly
Robert S. McCoy, Jr.
John B. McKinnon
Galen D. Powers
Paul B. Queally

Code of Ethics for Directors and Financial Professionals

In December 2003, the board of directors adopted a Code of Ethics for Directors and Financial Professionals (the “Ethics Code”) that meets the criteria for a code of ethics established by regulations promulgated by the SEC. The Ethics Code applies to each of MedCath’s directors and to its chairman, chief executive officer, chief operating officer, chief financial officer, principal accounting officer, treasurer, hospital chief financial officers, and any other employee designated by the chief financial officer who has significant responsibility for preparing or overseeing the preparation of MedCath’s financial statements and the other financial data included in MedCath’s periodic reports to the SEC and in other public communications made by MedCath. The Company will provide a copy of the Ethics Code upon request to any person without charge. Such requests should be submitted in writing to the Secretary of the Company. In the event of an amendment to or waiver from a provision of the Ethics Code, the Company intends to post such information on its website at www.medcath.com.

Stockholder Communications and Annual Stockholder Meetings

Stockholders who wish to communicate with directors may do so via the Internet by going to www.medcath.com, clicking on “Investor Relations,” then “Contact and Info Request,” and then the electronic mail address “IR@medcath.com.” Alternatively, stockholders may mail their communications to the attention of “Investor Relations” at the Company’s executive offices. All correspondence to directors received electronically or otherwise will be forwarded by the Company’s investor relations department to individual directors per the stockholder’s instructions or, absent instructions, to the chairman of the board.

The board of directors has not adopted a formal policy regarding director attendance at annual meetings.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s certificate of incorporation permits the board to fix the number of directors, provided there are no less than two nor more than 12 directors. The number of directors is currently fixed at eight. The board of directors is divided into three classes, with three directors currently serving in Class I, one director currently serving in Class II and four directors currently serving in Class III. Each director serves for a three-year term, with one class of directors being elected at each annual meeting. The terms of the three Class I directors will expire at this annual meeting. Pursuant to the stockholders’ agreement by and among the Company and affiliates of Kohlberg Kravis Roberts and Co., L.P. (“KKR”) and Welsh, Carson Anderson & Stowe (“Welsh, Carson”), KKR and Welsh, Carson are each contractually entitled to designate two directors of the Company. See Certain Transactions — Stockholders’ Agreements.” All of the stockholder designees serve as Class III directors. Messrs. Clammer and Gilhuly were designated by KKR and Mr. Queally and Dr. Sokolov were designated by Welsh, Carson. All directors hold office until their successors have been duly elected and qualified.

The following table provides information about each director.

Nominees for Election of Directors:

			Term
Name	Age	Class	Expires	Business Experience

Robert S. McCoy, Jr.(1)(2)(4)	69	I	2008	Mr. McCoy has been a director since October 2003. Prior to his retirement in August 2003, he served as vice chairman of Wachovia Corporation (“Wachovia”) and co-chaired the effort to integrate Wachovia and First Union Corporation after their merger in September 2001. Prior to the merger, he served as vice chairman and chief financial officer of Wachovia. Mr. McCoy had been with Wachovia since its 1991 acquisition of South Carolina National Corporation, where he served as president. Prior to that, he was a partner with Price Waterhouse (now PricewaterhouseCoopers). Mr. McCoy also serves as a director of Krispy Kreme Doughnuts, Inc. and Website Pros, Inc., a NASD traded company. Mr. McCoy also serves on the board of three private companies.
John B. McKinnon(2)(3)(4)	73	I	2008	Mr. McKinnon has been a director since March 2001. He also served as a director from 1996 until 1998. From 1989 until his retirement in 1995, Mr. McKinnon served as the dean of the Babcock Graduate School of Management at Wake Forest University. From 1986 to 1988, he served as president of Sara Lee Corporation. Mr. McKinnon also as a director of a number of private companies.
Galen D. Powers(1)(2)(4)	71	I	2008	Mr. Powers has been a director since October 1998. He is the senior founder and served as president of Powers, Pyles, Sutter & Verville P.C., a Washington, D.C. law firm specializing in healthcare and hospital law, from 1983 to 2001. Mr. Powers was the first chief counsel of the federal Health Care Financing Administration (now Centers for Medicare and Medicaid Services) and has served as a director and the president of the American Health Lawyers Association. He serves as a director and chairman of the compliance committee of HMS Holdings, Inc. and as a director of a number of private companies in the healthcare industry.

Other Directors:

			Term
Name	Age	Class	Expires	Business Experience

Adam H. Clammer(3)	37	III	2010	Mr. Clammer has been a director since 2002. Mr. Clammer became a member of the limited liability company which serves as the general partner of KKR in January 2006. He has been an executive of KKR since 1995. Prior to joining KKR, Mr. Clammer was with Morgan Stanley & Co. in its mergers and acquisitions department. He also serves as a director of Avago Technologies and a number of private companies.
Edwin O. French	61	III	2010	Mr. French is the Chief Executive Officer of the Company.

			Term
Name	Age	Class	Expires	Business Experience

Edward A. Gilhuly	48	III	2010	Mr. Gilhuly has been a director since August 1998. In January 2006, Mr. Gilhuly became a member of Sageview Capital LLC. Prior to that, he was an executive of KKR since 1986 and a general partner since January 1995, before becoming a member of the limited liability company which serves as the general partner of KKR in January 1996. Mr. Gilhuly was managing director of Kohlberg Kravis Roberts & Co. Ltd., the London-based affiliate of KKR prior to forming Sageview Capital, LLC. He also serves as a director of Legrand SA.
Paul B. Queally(3)	43	III	2010	Mr. Queally has been a director since August 1998. He has been a general partner at Welsh, Carson since January 1996. Prior to joining Welsh, Carson, Mr. Queally was a general partner of the Sprout Group, the private equity group of Credit Suisse First Boston. He also serves as a director of Amerisafe, Inc., United Surgical Partners International, Inc. and a number of private companies.
Jacque J. Sokolov, MD(1)	53	III	2010	Dr. Sokolov has been a director since March 2004. Since 1998, he has served as the chairman and senior partner of Sokolov, Sokolov, Burgess, a national healthcare management consulting, project development and investment firm. Dr. Sokolov previously served as chairman of Coastal Physician Group, Inc., which later became PhyAmerica Physician Group, Inc., from 1994 until 1997. Dr. Sokolov also serves as a director of Hospira, Inc.

			Term
Name	Age	Class	Expires	Business Experience

John T. Casey	62	II	2009	Mr. Casey has served as MedCath’s Chairman of the Board of Directors since September 2003 and as a director since May 2000. From September 3, 2003 to February 21, 2006 he also served as President and Chief Executive Officer of MedCath. Mr. Casey continued to be employed by the Company through August 21, 2006, when he became a non-executive Chairman of the Board. From 1997 to 1999, Mr. Casey served as chairman and chief executive officer of Physician Reliance Network, Inc., a publicly traded company that was, prior to its merger with US Oncology, Inc., the largest oncology practice management company in the United States. From 1995 to 1997, Mr. Casey was the chief executive officer of Intecare, LLC, a company formed for the purpose of developing joint venture partnerships with hospitals and integrated healthcare systems. From 1991 to 1995, he served as president and chief operating officer of American Medical International, which, at that time, was the third largest publicly held owner and operator of hospitals in the country. In 1995, American Medical merged with National Medical Enterprises to create Tenet Healthcare Corporation, where Mr. Casey served as vice-chairman until 1997.

(1)	Indicates a member of the compliance committee.

(2)	Indicates a member of the corporate governance and nominating committee.

(3)	Indicates a member of the compensation committee.

(4)	Indicates a member of the audit committee.

COMPENSATION OF DIRECTORS

Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the board of directors and for meetings of any committees of the board of directors on which they serve. Non-employee directors receive an annual retainer of $30,000 and a fee of $1,500 per regularly scheduled board meeting attended as well as $625 for each compensation and compliance committee meeting attended and $1,250 for each audit committee meeting attended. The chairman of the compensation committee and the compliance committee receive an additional annual retainer fee of $4,000. The audit committee chairman receives an additional annual retainer of $25,000. The chairman of the board receives an additional annual retainer of $25,000.

Director compensation for the 2007 fiscal year was determined based on an independent compensation survey completed by Mercer. Mercer compared director compensation for our Benchmark Companies (see section below entitled “Peer Group Selection and Benchmarking”) which compares data from the most recent proxy filings. The director pay was evaluated based on three levels of compensation: Audit Committee Chairman and Member of Compliance Committee (Mr. McCoy), Compensation Committee Chairman and member of the Audit Committee (Mr. McKinnon) and the “other directors” who serve on committees but do not chair any committee. The assumptions made to benchmark compensation for directors were as follows: each director attends all board meetings, each committee meets five times, option grants were valued using the Black-Scholes option pricing model and initial equity awards upon election to the board were annualized over a six year period; the average number of years of Board service.

The results of the Mercer survey indicated that all of our Board members compensation was positioned below the market median (using fiscal 2006 actual compensation data), with the exception of the chairman retainer premium which fell within the range of peer practices. As a result, the compensation to our Directors was increased to the peer group median for retainers, meeting fees, and long-term incentive compensation.

Directors who are not executive officers of the Company were granted options under the Company’s Outside Directors’ Stock Option Plan to purchase 3,500 shares of the Company’s common stock upon becoming a director and as of the first day of each fiscal year, if the director was re-elected as a director or was continuing as a director as of the adjournment of the immediately preceding annual stockholders meeting. These options have an exercise price equal to the fair market value of the Company’s common stock at the date of grant, are exercisable immediately, and expire ten years from the date of grant. On October 2, 2006, each director received 3,500 options with an exercise price of $30.24.

Director Compensation Table

	Fees Earned
	or Paid	Option	All Other
	in Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)	($)

John T. Casey	$63,500	$58,531	$—	$122,031
Adam H. Clammer	37,000	58,531	—	95,531
Edward A. Gilhuly	36,000	58,531	—	94,531
Robert S. McCoy, Jr.	68,961	58,531	—	127,492
John B. McKinnon	47,500	58,531	—	106,031
Galen D. Powers	47,500	58,531	—	106,031
Paul B. Queally	48,125	58,531	—	106,656
Jacque J. Sokolov, MD	36,000	58,531	—	94,531

(1)	The amounts shown in this column represent the aggregate amount of all fees earned or paid in cash for services as a director in fiscal year 2007.

(2)	Represents the dollar amount recognized for financial statement purposes with respect to the fiscal year 2006. The grant date fair value of these awards, computed in accordance with FAS 123R and based on the Common Stock closing price of $30.24 as of October 2, 2006 (the grant date), was $105,840 for the 3,500 options granted to each director.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Ratification by the stockholders of the selection of independent registered public accounting firm is not required, but the audit committee believes that it is desirable to submit this matter to the stockholders. If holders of a majority of the common stock present and entitled to vote on the matter do not ratify the selection of Deloitte & Touche LLP at the meeting, the audit committee will investigate the reason for the rejection and reconsider the appointment.

Fees and Services

For the fiscal years ended September 30, 2006 and 2007, fees billed for services provided by Deloitte & Touche LLP were as follows:

	2006	2007

Audit Fees
Recurring audit and quarterly reviews(1)	$1,631,553	$1,633,216
Comfort letter and related services(2)	152,876	35,000
Audit-Related Fees(3)	—	116,575

Total	$1,784,429	$1,784,791

(1)	Audit fees also include the audit of management’s assessment of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Fees billed in relation to secondary offering of common stock that occurred in fiscal 2006 and a comfort letter issued in fiscal 2007.

(3)	Fees billed for tax related services.

The audit committee of the board of directors is responsible for approving all audit and non-audit services provided by the Company’s independent accountants, and approved all of the services provided by Deloitte & Touche LLP in fiscal 2006 and 2007. The chairman of the audit committee may approve non-audit engagements that arise between committee meetings, provided that any such decision is presented to the full committee for ratification at its next scheduled meeting.

Audit Committee Financial Expert

The board of directors has determined Robert S. McCoy, Jr. to be “independent” and an “audit committee financial expert” as defined by regulations promulgated by the SEC.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the audit committee of the board of directors with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2007.

The audit committee is governed by the Audit Committee Charter adopted by the Company’s board of directors. Each member of the audit committee qualifies as an “independent” director under the applicable listing standards of the Nasdaq National Market and regulations promulgated by the SEC.

The audit committee has reviewed and discussed the Company’s audited financial statements with management. As a part of this oversight, the audit committee reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2007, which was made using the criteria set forth by the Committee of Sponsoring

Organizations of the Treadway Commission in Internal Control — Integrated Framework. The audit committee also reviewed and discussed with Deloitte & Touche LLP its attestation report on management’s assessment of internal control over financial reporting and its review and report on the Company’s internal control over financial reporting. These reports are included in the Company’s Annual Report on Form-K for the fiscal year ended September 30, 2007.

The audit committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the annual audit of the Company’s financial statements. The audit committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, which relate to their independence from the Company and has discussed these matters with representatives of Deloitte & Touche LLP.

Based upon the review and discussions referred to above, the audit committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

Respectfully submitted,

John B. McKinnon
Galen D. Powers
Robert S. McCoy, Chairman

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO
OUTSIDE DIRECTORS’ STOCK OPTION PLAN

The Company’s stockholders are being asked to approve an amendment to the Outside Directors’ Stock Option Plan (the “Directors’ Plan”), which will:

•	increase the number of shares of the Company’s common stock reserved for issuance under the Directors’ Plan by an additional 300,000 shares, bringing the total number of shares reserved for issuance under the Directors’ Plan to 550,000; and

•	extend the term of the Directors’ Plan from July 2009 to October 2012

Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Assistant Secretary of the Company at 10720 Sikes Place, Charlotte, North Carolina 28277. The Directors’ Plan was adopted by the Board of Directors and approved by the stockholders in July 1999. A total of 100,000 shares of common stock were initially reserved for issuance under the plan. Stockholders approved an amendment to the plan in March 2002 to increase the number of shares of common stock reserved for issuance under the plan to 250,000 shares.

The following table summarizes our equity compensation plans as of September 30, 2007:

	Number of	Weighted	Number of Securities
	Securities to be	Average	Remaining Available
	Issued upon	Exercise	for Future Issuance
	Exercise of	Price of	Under Equity
	Outstanding	Outstanding	Compensation
Plan Category	Options	Options	Plans

Equity Compensation Plans Approved	1,727,112 (1)	$19.11 (2)	1,599,383 (3)
Equity Compensation Plans Not Approved	—	$—	—

(1)	Includes 162,500 shares issuable upon exercise of options outstanding under the Directors’ Plan.

(2)	The weighted average exercise price of options outstanding under the Directors’ Plan is $18.95.

(3)	Includes 57,000 shares available for future issuance under the Directors’ Plan prior to approval of the proposed amendment.

Administration

The Directors’ Plan is administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”). Each non-employee director (an “Outside Director”) is automatically granted an initial option to purchase 8,000 shares of common stock upon the date such person first becomes a director, whether through election by the stockholders of the Company or appointment by the Board of Directors to fill a vacancy. Each Outside Director automatically receives, as of the first day of the fiscal year following his reelection to the Board or continuation as a director as of the adjournment of the immediately preceding annual meeting of stockholders, an additional option to purchase 8,000 shares of common stock.

Eligibility and Participation

Only Outside Directors may participate in the Directors’ Plan, and continued participation is subject to the individual director’s election, appointment or reelection to the Board. There currently are eight Outside Directors eligible to participate in the Directors’ Plan.

Terms of Options

Options granted under the Directors’ Plan have a term of ten years. The exercise price of the options is 100% of the fair market value per share on the date of grant of the option. Options are fully vested and immediately exercisable on the date of grant.

Exercise of Options

An option is exercised by giving written notice of exercise to the Company, specifying the number of whole shares of common stock to be purchased, and tendering payment to the Company of the exercise price. The payment must be made in United States dollars by registered check or bank draft, or by tendering to the Company other shares of common stock owned for at least six months by the person exercising the option and having a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which the option shall be exercised, or any combination of such methods of payment.

Death of Optionee

If an optionee director dies during the term of the option, the option may be exercised, at any time prior to the time such option becomes unexercisable, by the director’s executors, administrators, heirs, or distributees, as the case may be.

Capitalization Changes

In the event of any changes in the capitalization of the Company effected without receipt of consideration by the Company, such as stock splits or stock dividends, resulting in an increase or decrease in the number of shares of common stock, proportionate adjustments will be made by the Company in the shares subject to purchase and in the price per share. In the event that the shares of common stock are changed into or exchanged for a different number or kind of securities of the Company or another corporation, such as through a reorganization, recapitalization, merger, consolidation or otherwise, there shall be substituted for the common stock reserved for issuance under the Directors’ Plan the number and kind of shares of stock or other securities into which each outstanding share shall be so changed or for which each such share shall be exchanged.

Effect of Merger, Consolidation, Exchange or Acquisition

In the event of (i) a merger or consolidation of the Company into another corporation, (ii) the exchange of all or substantially all of the assets of the Company for the securities of another corporation, (iii) the acquisition by another corporation of 80% or more of the Company’s outstanding shares of voting stock, or (iv) the recapitalization, reclassification, liquidation or dissolution of the Company (each, a “Transaction”), the Compensation Committee, in its absolute discretion, may deem the options unexercisable; provided, however, that the Compensation Committee must provide for a reasonable period of time prior to a Transaction that such options shall remain exercisable. Furthermore, the Compensation Committee may provide, in its absolute discretion, that the options shall remain exercisable after a Transaction in accordance with its original terms, except that upon exercise of such option the holder thereof shall receive the kind and amount of securities and/or other property, or cash equivalent thereof, receivable as a result of the Transaction by the holder of a number of shares of common stock for which such option could have been exercised immediately prior to the Transaction.

Amendment and Termination

The Board of Directors may at any time amend, alter, suspend or discontinue the Directors’ Plan; provided, however, that the Board of Directors may not, without further approval by the stockholders of the Company, increase the maximum number of shares as to which options may be granted under the Directors’ Plan, increase the number of shares subject to an option, reduce the option exercise price, extend the period during which options may be granted or exercised under the Directors’ Plan, or change the class of person eligible to receive options under the Directors’ Plan.

Federal Income Tax Consequences

Options granted under the Directors’ Plan are nonstatutory stock options. A director optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income, generally measured by the excess of the then fair market value of the shares of common stock purchased over the exercise price. Upon resale of such shares by the optionee, any difference between the sale price and the optionee’s purchase price, to the extent not recognized as taxable income as provided above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

Stockholder Approval

The affirmative vote of at least a majority of the outstanding shares of common stock present in person or by proxy at the annual meeting and entitled to vote is required for approval of the amendment to the Directors’ Plan. Should such stockholder approval not be obtained, then the Directors’ Plan will terminate in July 2009 and the 300,000 share increase to the shares reserved for issuance under the Directors’ Plan will not be implemented and no additional options will be granted on the basis of such increase. The Directors’ Plan will, however, continue in effect, and option grants may continue to be made under the Directors’ Plan until all the shares available for issuance have been issued pursuant to the exercise of such option grants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of MedCath common stock outstanding as of January 23, 2008 for:

•	each person who is known to be the beneficial owner of more than five percent of the outstanding shares of MedCath’s common stock,

•	each officer of the Company listed on the summary compensation table that appears elsewhere in this proxy statement,

•	each director of the Company, and

•	MedCath’s current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except as indicated in the footnotes to this table, MedCath believes each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options that are exercisable within 60 days of January 23, 2008 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of another person.

		Percentage of
		Common
	Number of Shares	Stock
Name of Beneficial Owner	Beneficially Owned(1)	Outstanding

Nierenberg Investment Management Company, Inc.(4)	2,834,511	14.1
MedCath 1998 LLC(2)	1,968,522	9.8
Paul B. Queally(3)	1,664,734	8.3
Welsh, Carson, Anderson & Stowe VII, L.P.(3)	1,626,968	8.1
Dimensional Fund Advisors, Inc.	1,456,454	7.2
O. Edwin French	574,000	2.9
Phillip J. Mazzuca	350,000	1.7
James E. Harris	238,059	1.2
James A. Parker	77,500	*
Joan McCanless	16,000	*
John T. Casey	26,000	*
Galen D. Powers	36,500	*
Edward A, Gilhuly	36,500	*
John B. McKinnon	72,500	*
Adam C. Clammer	21,000	*
Robert S. McCoy, Jr.	22,000	*
Jacque J. Sokolov, MD	25,000	*
Directors and executive officers, as a group (14 persons)	3,159,793	15.7

*	Indicates less than one percent ownership.

(1)	The following shares of common stock subject to options currently exercisable or exercisable within 60 days of January 23, 2008 are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person: Edward A. Gilhuly, 36,500; Paul B. Queally, 36,500; O. Edwin French, 570,000; Phillip J. Mazzuca, 350,000; John T. Casey, 11,500; James E. Harris, 238,059; James A. Parker, 21,639; Joan McCanless, 16,000; John B. McKinnon, 32,500; Galen D. Powers, 36,500; Adam H. Clammer, 21,000; Robert S. McCoy, Jr., 22,000; Jacque J. Sokolov, MD, 22,000; and directors and executive officers, as a group, 1,414,198.

(2)	MedCath 1998 LLC is a limited liability company of which KKR 1996 Fund, L.P. is the managing member. KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996, L.P., which is the sole general partner of KKR 1996 Fund, L.P. Mr. Clammer, a director of MedCath, and Henry R. Kravis,

George R. Roberts, Perry Golkin, Paul E. Raether, Michael W. Michelson, James H. Greene, Scott M. Stuart, Todd Fisher, Johannes Huth and Alexander Navab are the members of KKR 1996 GP LLC. Messrs. Kravis and Roberts constitute the management committee of KKR 1996 GP LLC. Each of the individuals who are the members of KKR 1996 GP L.L.C. may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP L.L.C. Each of such individuals disclaims beneficial ownership of such shares. The address of each such entity and person is c/o Kohlberg Kravis Roberts & Co., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(3)	Mr. Queally is the general partner of the sole general partner of Welsh, Carson, Anderson & Stowe VII, L.P. and may be deemed to beneficially own all of the shares of common stock owned by that entity. Their address is 320 Park Avenue, Suite 2500, New York, NY 10022-6815.

(4)	The address of this stockholder is 19605 N.E. 8th Street, Camas, Washington 98607. The Schedule 13F filed by this stockholder on November 14, 2006 indicates that this stockholder, in its capacity as investment advisor, may be deemed to have sole voting and dispositive power over 1,732,130 shares.

(5)	The address of this stockholder is 1299 Ocean Ave. 11th Floor, Santa Monica, California 90401. The Schedule 13F filed by this stockholder on December 15, 2006 indicates that this stockholder, in its capacity as investment advisor, may be deemed to have sole voting and dispositive power over 1,170,521 shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Information about the Executive Officers

As of September 30, 2007, our executive officers, who were elected by and serve at the discretion of the Board of Directors, were as follows:

Name	Age	Position

Edwin O. French	61	President and Chief Executive Officer
Philip J. Mazzuca	48	Executive Vice President and Chief Operating Officer
James E. Harris	45	Former Executive Vice President and Chief Financial Officer
James A. Parker	43	Senior Vice President, Treasurer and Interim Chief Financial Officer
Joan McCanless	54	Senior Vice President and Chief Compliance Officer

O. Edwin French has served as MedCath’s President and Chief Executive Officer since February 2006. Mr. French served as MedCath’s Interim Chief Operating Officer from October 2005 to February 2006. Prior to joining MedCath, Mr. French served as president of the Acute Care Hospital Division of Universal Health Services, Inc. until his early retirement in 2005. Since then, he has served as president of French Healthcare Consulting, Inc., a consulting firm specializing in operations improvement and joint ventures. He also served as president and chief operating officer of Physician Reliance Network from 1997 to 2000, as senior vice president for healthcare companies of American Medical from 1992 to 1995, as executive vice president of Samaritan Health Systems of Phoenix (Samaritan) from 1991 to 1992 and as senior vice president of Methodist Health Systems, Inc. (Methodist) in Memphis from 1985 to 1991. Both Samaritan and Methodist are large not-for-profit hospital systems. Mr. French received his undergraduate degree in occupational education from Southern Illinois University.

Phillip J. Mazzuca has served as MedCath’s Executive Vice President and Chief Operating Officer since March 2006. Prior to joining MedCath, Mr. Mazzuca served as the president of the Florida and Texas divisions of IASIS Healthcare LLC (IASIS) since 2001. IASIS owns and operates 14 general, acute-care hospitals, one behavioral hospital and three ambulatory surgery centers in Arizona, Florida, Nevada, Texas and Utah. From 1999 to 2001, Mr. Mazzuca was the chief executive officer of Town and Country Hospital, an acute care hospital in Tampa, Florida. Prior to that, Mr. Mazzuca served as Chief Executive Officer of several for-profit hospitals since 1984. Mr. Mazzuca received his undergraduate degree from Valparaiso University and a Masters Degree in Hospital and Healthcare Administration from the University of Alabama in Birmingham.

James E. Harris served as MedCath’s Executive Vice President and Chief Financial Officer since December 1999. From 1998 to 1999, Mr. Harris was chief financial officer of Fresh Foods, Inc., a manufacturer of fully cooked food products. From 1987 to 1998, Mr. Harris served in several different officer positions with The Shelton Companies, Inc., a private investment company. Prior to joining The Shelton Companies, Inc., Mr. Harris served two years with Ernst & Young LLP as a senior accountant. Mr. Harris received his undergraduate degree from Appalachian State University and a masters degree in business administration from Wake Forest University’s Babcock School of Management. Mr. Harris is a director of Coca-Cola Bottling Co. Consolidated.

On December 20, 2007, Mr. Harris resigned as Executive Vice President and Chief Financial Officer to become the Chief Financial Officer for Charlotte, N.C. based Coca-Cola Bottling Co. Consolidated, a company with whom he has several years’ affiliation having served on its Board of Directors and Audit Committee since 2003. Mr. Harris remained with the Company until January 25, 2008. The Company appointed James A. Parker, Senior Vice President and Treasurer, as Interim Chief Financial Officer upon Harris’ departure and until a permanent Chief Financial Officer is appointed. Parker has been with the Company since 2001.

James A. Parker has served as MedCath’s Senior Vice President and Treasurer since March 2001. Prior to MedCath, Mr. Parker served in various positions with Bank of America. His tenure at Bank of America began in 1987 and culminated in his position as a high yield bond research analyst with responsibility for coverage of the health care industry at Banc of America Securities. Mr. Parker received his bachelor’s degree from the University of Georgia and his master’s degree in business administration from Wake Forest University’s Babcock School of Management. Mr. Parker was appointed Interim Chief Financial Officer upon Mr. Harris’ departure and until a permanent Chief Financial Officer is appointed.

Joan McCanless has served as MedCath’s Senior Vice President and Chief Compliance Officer since May 2006. From 1996 to May 2006, she served as Senior Vice President of Risk Management and Decision Support. From 1993 to 1996, Ms. McCanless served as a principal of Decision Support Systems, Inc., a healthcare software and consulting firm that she co-founded. Prior to that, she was employed at the Charlotte Mecklenburg Hospital Authority where she served as vice president of administration, a department director, head nurse and staff nurse. Ms. McCanless received her undergraduate degree in nursing from the University of North Carolina at Charlotte.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Company’s executive compensation program is administered by the compensation committee of the board of directors. The compensation committee has structured the Company’s compensation program with a view toward ensuring the financial strength of the Company, encouraging high levels of growth, and maximizing long-term stockholder value. The goal of the compensation committee is to establish compensation levels that will enable the Company to attract, motivate, reward, and retain qualified executives and provide compensation to executives that is externally competitive, internally equitable and performance based. The program is designed to focus and direct the energies and efforts of key executives toward achieving specific Company, divisional, and strategic objectives. The program has three principal components: base salary, annual incentive compensation, and long-term incentive compensation paid in the form of equity awards. In addition, executive officers may elect to participate in the Company’s tax-deferred savings plan and other benefit plans generally available to all employees.

The compensation program provides meaningful incentives for the attainment of specific financial objectives and rewards those executive officers who make substantial contributions to the attainment of those objectives, and to link executive officer compensation with performance. Therefore, total compensation under the program is reflective of Company and individual performance and may be above market for exceptional business performance.

Compensation Process, Peer Group Selection and Benchmarking

Compensation Process

Our Board has delegated to our compensation committee primary authority to determine executive compensation. The compensation committee will seek input on executive compensation from our President and Chief Executive Officer (except with respect to his own compensation).

The process for establishing 2007 compensation began during the 2006 fiscal year. Our Chief Executive Officer, at the direction of the compensation committee, engaged an independent compensation consultant, Mercer Human Resource Consulting, to compile an executive compensation report and compensation benchmarks for our five Named Executive Officers. The President and Chief Executive Officer and Mercer used the compensation benchmarks to develop recommendations regarding base salaries, annual incentive compensation and long-term incentive compensation for the Company’s Named Executive Officers. These recommendations were discussed with and reviewed in detail by the compensation committee Chairman before being presented to the entire compensation committee. Base salaries, annual incentive compensation and long-term incentive compensation for each of the Named Executive Officers for the 2007 fiscal year were subsequently considered and discussed in detail by the entire board of directors at its regularly scheduled meeting in February 2007 which were then approved by the compensation committee.

Peer Group Selection and Benchmarking

To assist the compensation committee in assessing appropriate levels of compensation for our Named Executive Officers, Mercer provided the committee with certain compensation surveys. These surveys identified and analyzed compensation awarded to executive officers at a group of Benchmark Companies. The Benchmark Companies were the following:

•	Psychiatric Solutions, Inc.
•	National Healthcare Corp.
•	Hanger Othopedic Group
•	Pediatrix Medical Group, Inc.
•	Lifepoint Hospitals, Inc.
•	Apria Healthcare Group, Inc.
•	Five Star Quality Care, Inc.
•	Lincare Holdings, Inc.
•	United Surgical Partners International
•	Vanguard Health Systems, Inc.
•	US Oncology, Inc.

The compensation committee compares each executive officer’s base, annual incentive compensation and long-term incentive compensation (Total Direct Compensation) to those components awarded to similar positions at the Benchmark Companies as available in proxy statements and identified in the compensation survey. The committee used the surveys for guidance only and did not apply them rigidly. For total cash compensation, the compensation committee set the total direct compensation of our executive officers close to the median of the compensation benchmarks depending on the experience and performance of the executive.

Elements of Compensation and How Each Element is Chosen

Each of the components of compensation is discussed in more detail below. While considering each component of compensation, the compensation committee is relatively more focused on each Named Executive Officer’s Total Direct Compensation, rather than the individual components that make up an individual officer’s Total Direct Compensation.

Base Salaries

The initial base salaries for executive officers, including the President and Chief Executive Officer, were fixed pursuant to written employment agreements. Annual adjustments in the base salaries of all executive officers (other than the chief executive officer) are determined by the compensation committee through a subjective review of the officer’s performance by the chief executive officer and compensation committee members based upon the compensation process outlined above under the section entitled “Compensation Process.” The compensation committee members perform a subjective performance review of the Chief Executive Officer’s performance.

Changes in base salary impact target and actual annual incentive cash payouts as those are based on a percentage of base salary. Base salaries are generally set at the median of Benchmark Companies but may be impacted by exceptional performance.

Base salaries earned by our Named Executive Officers in fiscal year 2007 were as follows:

Name and Principal Position	Base Salary

O. Edwin French	$575,000
President and Chief Executive Officer
Philip J. Mazucca	425,000
Executive Vice President and Chief Operating Officer
James E. Harris	400,000
Former Executive Vice President and Chief Financial Officer
James A. Parker	247,000
Senior Vice President, Treasurer and Interim Chief Financial Officer
Joan McCanless	232,000
Senior Vice President and Chief Compliance Officer

Annual Incentive Compensation

To reward superior performance and contributions made by key executives, the Company awards annual performance-based cash bonuses based on the achievement of specific financial and operational goals. The financial and operational goals for each individual officer are derived from those established by the compensation committee for the chief executive officer as described above under the above section entitled “Compensation Process.” The maximum amount of annual cash bonus for each executive officer is determined at the beginning of each fiscal year and is expressed as a percentage of annual base salary. The board of directors communicates the incentive compensation goals and objectives to the officers of the Company each year. Individual bonus incentive awards are determined at the end of the fiscal year based upon achievement of the specified financial and operational goals.

On February 9, 2007, the compensation committee approved the terms of our fiscal 2007 Executive Bonus Plan (the “Bonus Plan”). The target bonuses established for Mr. French were 75% of base salary and 50% of base salary for Mr. Mazzuca, Mr. Harris, Mr. Parker and Ms. McCanless. The performance of executive officers was measured against the Company’s adjusted earnings before income tax, depreciation, amortization and pre-opening expenses (“EBITDAP”) targets less net cash interest expense in accordance with the operating plan for fiscal 2007 approved by the Board of Directors. The adjustments to Adjusted EBITDAP are for items, positive or negative, as determined by the compensation committee as non-recurring events that occurred during the year but were not directly attributable to the successful on-going management of the Company. Achievement of the target represents a performance score of 100%; any increases above or decreases below the target measure results in an increase or decrease, as applicable, in the performance score. If the Company achieved target adjusted EBITDAP under the Bonus Plan, the bonus payable would be 100%. In no event will the total bonus payable to an executive officer under the Bonus Plan exceed 200% of such officer’s annual base salary. No bonus will be paid if the percentage of actual adjusted EBITDAP, less net cash interest expense, to target adjusted EBITDAP, less net cash interest expense, falls below 90%. There is also a portion of this bonus that is awarded based on the achievement of certain individual goals as established by the President and Chief Executive Officer for each of the named executive officers. Achievement of these goals qualifies the individual named executive officer to be eligible for the full formulaic payout. Such discretionary payout is only made based on the attainment of established adjusted EBITDAP target as defined above. The Company achieved 104% of the adjusted EBITDAP, less net cash interest expense, target for fiscal 2007, which resulted in a potential 15% increase in targeted incentive compensation for each Named Executive Officer covered by the Bonus Plan.

The following annual incentive compensation was approved for Named Executive Officers for fiscal 2007.

	Fiscal Year 2007
	Incentive	% of Base
Name and Principal Position	Compensation	Salary

O. Edwin French	$495,938	86%
President and Chief Executive Officer
Philip J. Mazucca	244,375	58%
Executive Vice President and Chief Operating Officer
James E. Harris	230,000	58%
Former Executive Vice President and Chief Financial Officer
James A. Parker	142,140	58%
Senior Vice President, Treasurer and Interim Chief Financial Officer
Joan McCanless	92,800	40%
Senior Vice President and Chief Compliance Officer

Equity Compensation Awards

Stock Options

Pursuant to the Company’s 1998 and 2006 Stock Option Plans for key employees, the Company may award its executive officers and key employees incentive stock options and nonqualified stock options. Grants under this plan typically cover a five-year period. Under the plan, the compensation committee may grant option awards and determine the exercise period, exercise price, and such other conditions and restrictions as it deems appropriate for each grant.

In September 2005, the compensation committee approved a plan to accelerate the vesting of substantially all unvested stock options previously awarded to employees. The accelerated vesting of options was effective as of September 30, 2005 and was conditioned upon an optionee entering into a sale restriction agreement (the “Restriction Agreement”) which provides that if the optionee exercises a stock option prior to its originally scheduled vesting date while employed by the Company, the optionee will be prohibited from selling the shares of stock acquired upon exercise of the option until the date the option would have become vested had it not been accelerated. The Restriction Agreement also provides that if an optionee exercises an option prior to its originally scheduled vesting date and is no longer employed by the Company, the optionee will be prohibited from selling the stock acquired upon exercise of the option for the longer of three years from the option exercise date or the originally scheduled vesting date.

We believe that employee equity ownership provides executive officers with significant additional motivation to maximize value for our shareholders. Because stock options are granted with an exercise price equal to the prevailing closing market price on the grant date (“Exercise Price”), stock options will only have value if our stock price increases over the Exercise Price. Thus, we believe that stock options are a critical component to our compensation program as they serve to align the interests of executive officers closely with other shareholders because of the direct benefit executive officers receive through improved stock performance.

Generally, the size of stock option awards made pursuant to the grant plans is determined in light of the relative responsibilities of the executive officer, his or her historical and/or expected contributions to us, as well as recruitment and retention considerations. The Company does not have a policy regarding how often stock option awards are granted to Named Executives. Awards are taken into consideration when the compensation committee evaluates the total compensation for each Named Executive and grants awards accordingly. There were no stock option grants awarded to Named Executives for the 2007 fiscal year.

Restricted Stock

In addition to having stockholder value and retention characteristics similar to those associated with stock options, we believe that awards or grants of restricted stock units are appropriate when an executive or other officer has demonstrated a high level of performance or when retention concerns might exist.

The determination of the size of a restricted stock award for an individual officer is based on the particular officer’s responsibilities and expected contribution as well as a determination of the compensation committee, with the recommendation of management, as to the best motivator for that particular executive. A particular restricted stock award may be either performance based, where the granting of such award is contingent upon certain performance goals being met, or may vest based only upon the passage of time.

The timing of restricted stock requests, awards, grants, and subsequent committee approvals is identical to that which applies to stock options.

The restricted share grants vest 100% for Messrs. Harris and Parker and Ms. McCanless on December 31, 2008. The restricted share grants for Messrs. French and Mazzuca vest 0% to 100% based on a graduated scale of the fair market value of the Company’s stock on March 9, 2009. The shares vest 0% if the fair market value is less than $20.00. If the fair market value is $22.00 or more then shares vest 100%. Messrs. French, Mazzuca, Harris, Parker and Ms. McCanless received 39,063, 32,813, 39,474, 12,632 and 24,211 shares, respectively. The value of the restricted stock is based on a closing price as of the grant date.

Award Granting Procedures

MedCath has adopted and established certain stock incentive plans (the “Plans”) to attract and retain employees of outstanding competence and to encourage and enable such employees to obtain a financial interest in the Corporation. MedCath has adopted the following policy as it relates to the awarding of stock options under the Plans.

The Plans are administered by the compensation committee of the Board of Directors of MedCath (the “Committee”). The Committee has all of the powers necessary to enable it to properly carry out its duties under the Plans. The Committee has the power to construe and interpret the Plans. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plans to the fullest extent permitted under the law. The decision of the Committee or any agent of the Committee upon all matters within the scope of its authority shall be final and conclusive on all persons.

All awards of stock options (and or restricted stock, if and as applicable) may be granted to any employee (designated as a participant under the terms and conditions of the Plans) by the Committee, in its sole discretion. The Committee shall determine which employees shall be participants, the type of award to be made to each participant, and the terms, conditions, and limitations applicable to each award not inconsistent with the Plans. The Committee may grant awards singly, in tandem, or in combination with other awards, as the Committee may, in its sole discretion, determine.

The maximum number of shares of stock with respect to which awards may be granted to any employee during a fiscal year of the Corporation is 500,000 shares. Awards of stock options may include incentive stock options, non-qualified stock options, restricted stock or any combination thereof and all options are immediately vested subject to applicable stock sale restrictions.

All grants of any type to the Corporation’s Chief Executive Officer must finally be approved by the Board of Directors.

The Company does not have a policy regarding when stock option grants are awarded. Awards are granted based on total direct compensation, personal performance or company performance at the election of the compensation committee and Board of Directors.

Change in Control and Severance Agreements

The named executive officers are employed at-will. However, from time to time, we implement plans or enter into agreements that would provide certain benefits payable to certain employees, including in some cases certain executive officers, in connection with the termination of employment, a change in control of the Company or other situations. The compensation committee considers such plans, agreements and benefits in order to be competitive in the hiring and retention of employees, including executive officers, in comparison with comparable companies with which we compete for talent. In addition, these benefits are intended to retain our officers during the pendency of a proposed change in control transaction and align the interests of our officers with our stockholders in the event of a change in control. We believe that proposed or actual change in control transactions can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without these benefits, officers may be tempted to leave MedCath prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The compensation committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the officers’ interest with those of our stockholders in change in control transactions.

The potential payments that each of the named executive officers would have received if a change in control or termination of employment would have occurred on September 30, 2007 are set forth under the section titled “Executive Employment Agreements” and “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

Other Benefits

We provide other customary benefits that are comprehensive and apply uniformly to all of our employees, including our executive officers. The purpose of this element of compensation is to provide assurance of financial support in the event of illness or injury and encourage retirement savings.

Our employee benefits program includes medical, dental, prescription drug, Medical Flexible Spending contribution, vision care, disability insurance, life insurance benefits, business travel insurance, 401(k) savings plan with employer match, educational assistance, employee assistance program and holidays, and a vacation allowance. We do not provide a defined benefit retirement pension plan, or the use of company vehicles to our executive officers. We believe that these benefits are standard for executive officers at comparable companies with whom we compete for personnel.

Deferred Compensation Programs

The Company has a 401(k) Restoration Plan (the Restoration Plan) that covers the Named Executive Officers with the exception of Mr. Parker. The Restoration Plan enables a Named Executive Officer to contribute up to 25% of his or her base salary that exceeds the Internal Revenue Code annual eligible compensation limit. The Company will match 30% of the amount deferred up to 6% of eligible compensation under the Restoration Plan. The amount deferred under the Restoration Plan account earns interest each quarter at the prime rate of interest, compounded daily. The Named Executive Officers did not elect to defer any compensation in the Restoration Plan for the 2007 fiscal year.

Tax Considerations

Under federal income tax law, a public company may not deduct non-performance based compensation in excess of $1.0 million paid to its chief executive officer or any of its four highest paid other executive officers. No executive officer of the Company received in fiscal 2007 non-performance based compensation in excess of this limit. The compensation committee currently intends to continue to manage the Company’s executive compensation program in a manner that will maximize federal income tax deductions. However, the compensation committee may from time to time exercise its discretion to award compensation that may not be deductible under Section 162(m) of the Code when in its judgment such award would be in the interests of the Company.

Executive Employment Agreements and Compensation of Individual Named Executive Officers

O. Edwin French.  MedCath entered into an employment agreement with Mr. French, president and chief executive officer, on February 21, 2006. The agreement provides for an initial three-year term that is automatically renewed for successive one year terms unless either party provides notice of non-renewal at least 90 days prior to the end of the initial or any renewal term. Mr. French’s base salary will be adjusted annually at the discretion of the board of directors, but in no event may his base salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company.

The agreement provides that Mr. French will participate in an annual bonus plan that will establish a target annual bonus opportunity equal to 75% of his base salary for the year. The terms and provisions of the bonus plan, including the performance goals and the threshold performance levels that must be met for payment of a bonus will be established each year by the compensation committee (see above section entitled “Process”). The agreement further provides for him to participate in any other compensation plan or program maintained by the Company for senior executives as well as all employee fringe benefit, pension and welfare benefit programs which the Company makes available to senior executives.

Upon the termination of employment of Mr. French by the Company without cause (other than as a result of death or disability which are addressed below), or upon a voluntary termination by the executive for good reason, the agreement provides for the following payments and benefits:

•	an amount equal to the sum of two times his annual base salary and one times his target annual bonus;

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	unreimbursed business expenses; and

•	continued coverage under the Company’s group medical insurance plan for a period ending on the earlier of (A) the second anniversary of the date of termination or (B) the date Mr. French becomes covered under comparable plans of a new employer.

Upon termination by the Company with cause, or by Mr. French without good reason, the agreement provides for the following payments:

•	earned but unpaid salary (including any awarded but deferred bonus payment); and

•	unreimbursed business expenses.

Upon termination of employment because of a total and permanent disability, Mr. French will receive any amounts due under the terms of any disability insurance policy which the Company maintains for him, a pro rata portion of the target bonus (if any) for the fiscal year in which the disability occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), and any unreimbursed business expenses.

Upon termination of employment because of death, Mr. French’s estate or designated beneficiaries will receive any death benefits provided under any plans the Company maintains for him, a pro rata portion of the target bonus (if any) for the fiscal year in which the death occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), and any unreimbursed business expenses.

The agreement contains non-competition and nondisclosure provisions. The nondisclosure provisions provide that Mr. French will not disclose confidential information regarding the Company and its subsidiaries and affiliates at any time following his termination of employment. The non-competition provisions provide that he will not, for a period of one year following the date of termination, compete with the Company by directly or indirectly becoming involved with a competitor of the Company. Furthermore, Mr. French agrees not to solicit employees of the Company for one year following the date of his termination of employment.

Mr. French’s base salary, annual incentive compensation and long-term incentive compensation for the 2007 fiscal year were established by the compensation committee in February 2007. Mr. French’s Total Direct Compensation was established at approximately the 50th percentile of the Benchmark Companies.

Jamie E. Harris.  MedCath entered into an amended and restated employment agreement with Mr. Harris, former executive vice-president and chief financial officer, on September 30, 2005. The agreement provided for an initial three-year term that was automatically renewed for successive one year terms unless either party provided notice of non-renewal at least 90 days prior to the end of the initial or any renewal term. Mr. Harris’ base salary was adjusted annually at the discretion of the board of directors, but in no event would his base salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company.

The agreement provided that Mr. Harris would participate in an annual bonus plan that would establish a target annual bonus opportunity equal to 50% of his base salary for the year. The terms and provisions of the bonus plan, including the performance goals and the threshold performance levels that must be met for payment of a bonus was established each year by the compensation committee. The agreement further provided for him to participate in any other compensation plan or program maintained by the Company for senior executives as well as all employee fringe benefit, pension and welfare benefit programs which the Company makes available to senior executives.

Upon the termination of employment of Mr. Harris by the Company without cause (other than as a result of death or disability which are addressed below), or upon a voluntary termination by the executive for good reason, the agreement provided for the following payments and benefits:

•	an amount equal to (A) one and one-half times his annual base salary if termination occurs prior to a change in control or more than 12 months after a change in control or (B) if such termination occurs upon a change in control or at any time within 12 months after a change in control, the sum of two times his annual base salary and one times his target annual bonus;

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	unreimbursed business expenses; and

•	continued coverage under the Company’s medical, disability and life insurance plans for a period ending eighteen months after the date of termination or, if earlier, the date he becomes covered under comparable plans of a new employer.

Upon termination by the Company with cause, or by Mr. Harris without good reason, the agreement provided for the following payments:

•	earned but unpaid salary (including any awarded but deferred bonus payment); and

•	unreimbursed business expenses.

Upon termination of employment because of a total and permanent disability, Mr. Harris would have received any amounts due under the terms of any disability insurance policy which the Company maintains for him, a pro rata portion of the bonus (if any) for the fiscal year in which the disability occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), and any unreimbursed business expenses.

Upon termination of employment because of death, Mr. Harris’ estate or designated beneficiaries would have received any death benefits provided under any plans the Company maintains for him, a pro rata portion of the bonus (if any) for the fiscal year in which the death occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), and any unreimbursed business expenses.

The agreement contains non-competition and nondisclosure provisions. The nondisclosure provisions provide that Mr. Harris will not disclose confidential information regarding the Company and its subsidiaries and affiliates at any time following his termination of employment. The non-competition provisions provide that he will not, for a period of one year following the date of termination, compete with the Company by directly or indirectly becoming involved with a competitor of the Company. Furthermore, Mr. Harris agrees not to solicit employees of the Company for one year following the date of his termination of employment.

Mr. Harris’s base salary, annual incentive compensation and long-term incentive compensation for the 2007 fiscal year were established by the compensation committee in February 2007. Mr. Harris’s Total Direct Compensation was established at approximately the 50th percentile of the Benchmark Companies.

Phillip J. Mazzuca.  MedCath entered into an employment agreement with Mr. Mazzuca, executive vice president and chief operating officer, on March 27, 2006. The agreement provides for an initial three-year term that is automatically renewed for successive one year terms unless either party provides notice of non-renewal at least 90 days prior to the end of the initial or any renewal term. Mr. Mazzuca’s base salary will be adjusted annually at the discretion of the board of directors, but in no event may his base salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company.

The agreement provides that Mr. Mazzuca will participate in an annual bonus plan that will establish a target annual bonus opportunity equal to 50% of his base salary for the year. The terms and provisions of the bonus plan, including the performance goals and the threshold performance levels that must be met for payment of a bonus will be established each year by the compensation committee. The agreement further provides for him to participate in any other compensation plan or program maintained by the Company for senior executives as well as all employee fringe benefit, pension and welfare benefit programs which the Company makes available to senior executives.

Upon the termination of employment of Mr. Mazzuca by the Company without cause (other than as a result of death or disability which are addressed below), or upon a voluntary termination by the executive for good reason, the agreement provides for the following payments and benefits:

•	an amount equal to the sum of two times his annual base salary and one times his target annual bonus;

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	unreimbursed business expenses; and

•	continued coverage under the Company’s group medical insurance plan for a period ending on the earlier of (A) the second anniversary of the date of termination or (B) the date Mr. Mazzuca becomes covered under comparable plans of a new employer.

Upon termination by the Company with cause, or by Mr. Mazzuca without good reason, the agreement provides for the following payments:

•	earned but unpaid salary (including any awarded but deferred bonus payment); and

•	unreimbursed business expenses.

Upon termination of employment because of a total and permanent disability, Mr. Mazzuca will receive any amounts due under the terms of any disability insurance policy which the Company maintains for him, a pro rata portion of the target bonus (if any) for the fiscal year in which the disability occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), and any unreimbursed business expenses.

Upon termination of employment because of death, Mr. Mazzuca’s estate or designated beneficiaries will receive any death benefits provided under any plans the Company maintains for him, a pro rata portion of the target bonus (if any) for the fiscal year in which the death occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), and any unreimbursed business expenses.

The agreement contains non-competition and nondisclosure provisions. The nondisclosure provisions provide that Mr. Mazzuca will not disclose confidential information regarding the Company and its subsidiaries and affiliates at any time following his termination of employment. The non-competition provisions provide that he will not, for a period of one year following the date of termination, compete with the Company by directly or indirectly becoming involved with a competitor of the Company. Furthermore, Mr. Mazzuca agrees not to solicit employees of the Company for one year following the date of his termination of employment.

Mr. Mazzuca’s base salary, annual incentive compensation and long-term incentive compensation for the 2007 fiscal year were established by the compensation committee in February 2007. Mr. Mazzuca’s Total Direct Compensation was established at approximately the 50th percentile of the Benchmark Companies.

James A. Parker.  MedCath entered into an amended and restated employment agreement dated February 18, 2001 with Mr. Parker, senior vice president — treasurer, which was amended and effective July 5, 2005. Mr. Parker’s base salary will be adjusted annually at the discretion of Mr. Harris and Mr. French.

The agreement provides that Mr. Parker will participate in an annual bonus plan that will establish a target annual bonus opportunity equal to 50% of his base salary for the year. The terms and provisions of the bonus plan, including the performance goals will be established each year by Mr. Harris and Mr. French. The agreement further provides for him to participate in any other compensation plan or program maintained by the Company for senior executives as well as all employee fringe benefit, pension and welfare benefit programs which the Company makes available to senior executives.

Upon the termination of employment of Mr. Parker by the Company without cause, or upon a voluntary termination by the executive for good reason, the agreement provides for the following payments and benefits:

•	an amount equal to one times his annual base salary if termination occurs prior to a change in control or more than 12 months after a change in control or if such termination occurs upon a change in control or at any time within 12 months after a change in control;

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	unreimbursed business expenses; and

•	continued coverage under the Company’s medical, disability and life insurance plans for a period ending the earlier of (A) the first anniversary of the date of termination or (B) the date the executive becomes covered under comparable plans of a new employer.

Upon termination by the Company with cause, the agreement provides for the following payments:

•	earned but unpaid salary (including any awarded but deferred bonus payment); and

•	unreimbursed business expenses.

The agreement contains non-competition and nondisclosure provisions. The nondisclosure provisions provide that Mr. Parker will not disclose confidential information regarding the Company and its subsidiaries and affiliates at any time following his termination of employment. The non-competition provisions provide that he will not, for a period of one year following the date of termination, compete with the Company by directly or indirectly becoming involved with a competitor of the Company. Furthermore, Mr. Parker agrees not to solicit employees of the Company for one year following the date of his termination of employment.

Mr. Parker’s base salary, annual incentive compensation and long-term incentive compensation for the 2007 fiscal year were established by the compensation committee in February 2007. Mr. Parker’s Total Direct Compensation was established at approximately the 50th percentile of the Benchmark Companies.

Joan McCanless.  MedCath entered into an amended and restated employment agreement with Ms. McCanless, senior vice president — risk management and decision support and corporate compliance officer, on September 30, 2005. The agreement provides for an initial three-year term that is automatically renewed for successive one year terms unless either party provides notice of non-renewal at least 90 days prior to the end of the initial or any renewal term. Ms. McCanless’ base salary will be adjusted annually at the discretion of the board of directors, but in no event will her base salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company.

The agreement provides that Ms. McCanless will participate in an annual bonus plan that will establish a target annual bonus opportunity equal to 50% of her base salary for the year. The terms and provisions of the bonus plan, including the performance goals and the threshold performance levels that must be met for payment of a bonus will be established each year by the compensation committee. The agreement further provides for her to participate in any other compensation plan or program maintained by the Company for senior executives as well as all employee fringe benefit, pension and welfare benefit programs which the Company makes available to senior executives.

Upon the termination of employment of Ms. McCanless by the Company without cause (other than as a result of death or disability which is address below), or upon a voluntary termination by the executive for good reason, the agreement provides for the following payments and benefits:

•	an amount equal to (A) one times her annual base salary if termination occurs prior to a change in control or more than 12 months after a change in control or (B) if such termination occurs upon a change in control or at any time within 12 months after a change in control, the sum of two times her annual base salary and one times her target annual bonus;

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	unreimbursed business expenses; and

•	continued coverage under the Company’s medical, disability and life insurance plans for a period ending the earlier of (A) the first anniversary of the date of termination or (B) the date the executive becomes covered under comparable plans of a new employer.

Upon termination by the Company with cause, or by Ms. McCanless without good reason, the agreement provides for the following payments:

•	earned but unpaid salary (including any awarded but deferred bonus payment); and

•	unreimbursed business expenses.

Upon termination of employment because of a total and permanent disability, Ms. McCanless will receive any amounts due under the terms of any disability insurance policy which the Company maintains for her, a pro rata portion of the bonus (if any) for the fiscal year in which the disability occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), and any unreimbursed business expenses.

Upon termination of employment because of death, Ms. McCanless’ estate or designated beneficiaries will receive any death benefits provided under any plans the Company maintains for her, a pro rata portion of the bonus (if any) for the fiscal year in which the death occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), and any unreimbursed business expenses.

The agreement contains non-competition and nondisclosure provisions. The nondisclosure provisions provide that Ms. McCanless will not disclose confidential information regarding the Company and its subsidiaries and affiliates at any time following her termination of employment. The non-competition provisions provide that she will not, for a period of one year following the date of termination, compete with the Company by directly or indirectly becoming involved with a competitor of the Company. Furthermore, Ms. McCanless agrees not to solicit employees of the Company for one year following the date of her termination of employment.

Ms. McCanless’ base salary, annual incentive compensation and long-term incentive compensation for the 2007 fiscal year were established by the compensation committee in February 2007. Ms. McCanless’ Total Direct Compensation was established at approximately the 50th percentile of the Benchmark Companies.

Summary Compensation Table

The following table sets forth the annual and long-term compensation for the Named Executive Officers during the fiscal year ended September 30, 2007:

				Non-Equity
			Option	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)

O. Edwin French	2007	$575,000	$—	$495,938	$2,890	$1,073,828
President and Chief Executive Officer
Philip J. Mazucca	2007	425,000	—	244,375	588	$669,963
Executive Vice President and Chief Operating Officer
James E. Harris	2007	400,000	—	230,000	51,040	$681,040
Former Executive Vice President and Chief Financial Officer
James A. Parker	2007	247,200	—	142,140	24,973	$414,313
Senior Vice President, Treasurer and Interim Chief Financial Officer
Joan McCanless	2007	232,000	—	92,800	19,860	$344,660
Executive Vice President and Chief Clinical Officer

(1)	The amounts shown in this column represent cash incentive awards earned in fiscal 2007 under our Annual Bonus Plan. See “Annual Incentive Compensation” above.

(2)	The amounts shown in this column represent accrued vacation paid out at the election of the Named Executive Officer and matching contributions to the Company’s 401(k) Plan.

Grants of Plan Based Awards Table

The following table sets forth certain information concerning grants of plan-based awards to our named executive officers in fiscal year 2007:

		Estimated Possible Payouts			Estimated Possible Payouts
		Under Non-Equity Incentive			Under Equity Incentive
		Plan Awards			Plan Awards
								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date
								Number of	Number of	or Base	Fair
								Shares of	Securities	Price of	Value of
								Stock or	Underlying	Option	Stock/
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)	Awards

O. Edwin French	N/A	215,625	431,250	1,150,000	—	—	—	—	—	—	—
President and Chief Executive Officer
Philip J. Mazucca	N/A	106,250	212,500	850,000	—	—	—	—	—	—	—
Executive Vice President and Chief Operating Officer
James E. Harris	N/A	100,000	200,000	400,000	—	—	—	—	—	—	—
Former Executive Vice President and Chief Financial Officer
James A. Parker	N/A	61,750	123,500	247,000	—	—	—	—	—	—	—
Senior Vice President, Treasurer and Interim Chief Financial Officer
Joan McCanless	N/A	58,000	116,000	232,000	—	—	—	—	—	—	—
Executive Vice President and Chief Clinical Officer

Outstanding Equity Awards At Fiscal Year End Table

All of the stock options granted vest on the date of grant but contain sales restrictions on any stock acquired upon exercising the option. The sales restrictions are lifted ratably over a five year period. The following table sets forth information with respect to options to purchase the Company’s common stock held by to the Named Executive Officers as of September 30, 2007.

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity					Equity	Plan
			Incentive					Incentive	Awards:
			Plan					Plan Awards:	Market or
			Awards:			Number	Market	Number of	Payout Value
			Number of			of Shares	Value of	Unearned	of Unearned
	Number of	Number of	Securities			or Units	Shares or	Shares, Units	Shares,
	Securities	Securities	Underlying			of Stock	Units of	or Other	Units or
	Underlying	Underlying	Unexercised	Option		That Have	Stock That	Rights That	Other Rights
	Unexercised	Unexercised	Unearned	Exercise	Option	Not	Have Not	Have Not	That Have
	Options (#)	Options (#)	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

O. Edwin French	500,000	—	—	21.49	2/21/2016	39,063	$1,072,670	—	—
President and Chief Executive Officer
Philip J. Mazucca	300,000	—	—	22.50	3/27/2016	32,813	901,045	—	—
Executive Vice President and Chief Operating Officer
James E. Harris	150,000	—	—	19.00	12/14/2009	39,474	1,083,956	—	—
Former Executive	35,600	—	—	9.95	12/12/2013			—	—
Vice President and	12,400	—	—	10.58	1/7/2014			—	—
Chief Financial Officer
James A. Parker	20,000	—	—	19.00	2/26/2011	12,632	346,875	—	—
Senior Vice President,	16,500	—	—	15.13	8/11/2014			—	—
Treasurer and Interim	10,000	—	—	26.46	2/16/2015			—	—
Chief Financial Officer	31,000	—	—	14.89	6/12/2016			—	—
Joan McCanless	11,600	—	—	9.95	12/12/2013	24,211	664,834	—	—
Executive Vice President and	4,400	—	—	10.58	1/7/2014			—	—
Chief Clinical Officer

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

O. Edwin French	—	$—	—	—
President and Chief Executive Officer
Philip J. Mazucca	—	—	—	—
Executive Vice President and Chief Operating Officer
James E. Harris	102,000	1,587,807	—	—
Former Executive Vice President and Chief Financial Officer
James A. Parker	7,500	105,037	—	—
Senior Vice President, Treasurer and Interim Chief Financial Officer
Joan McCanless	89,000	1,346,930	—	—
Executive Vice President and Chief Clinical Officer

Potential Payments Upon Termination or Change-in-Control Table

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers in the event of a termination of employment without cause or a change in control of the Company. The amount of compensation payable to each Named Executive Officer if each situation occurred on September 30, 2007 is listed in the table below.

	Involuntary		Termination
	Termination		Related to
	Without		Change in
Name	Cause		Control

O. Edwin French	$1,581,250	(1)	$1,581,250	(1)
President and Chief Executive Officer
Philip J. Mazucca	1,062,500	(1)	1,062,500	(1)
Executive Vice President and Chief Operating Officer
James E. Harris	600,000	(2)	1,000,000	(3)
Former Executive Vice President and Chief Financial Officer
James A. Parker	370,500	(4)	370,500	(4)
Senior Vice President, Treasurer and Interim Chief Financial Officer
Joan McCanless	232,000	(5)	580,000	(3)
Executive Vice President and Chief Clinical Officer

(1)	Two times salary plus one times target annual incentive compensation.

(2)	One and one half times salary.

(3)	Two times salary plus one times target annual incentive compensation.

(4)	One times salary plus earned annual incentive compensation.

(5)	One times salary.

Compensation Committee Report

We, the Compensation committee of the Board of Directors of MedCath Corporation, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in MedCath Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Adam H. Clammer
Paul B. Queally
John B. McKinnon, Chairman

Compensation committee Interlocks and Insider Participation

In fiscal 2006, the compensation committee of the board of directors was composed of Messrs. McKinnon, Clammer, and Queally. Messrs. Gilhuly, Clammer and Queally are neither employees nor officers of the Company. Mr. Clammer is a general partner of Kohlberg Kravis Roberts and Co., L.P. (“KKR”). Mr. Queally is a general partner of Welsh, Carson. See “Certain Transactions” for a discussion of transactions and certain business relationships between the Company, KKR, and Welsh, Carson.

CERTAIN RELATED PARTY TRANSACTIONS

Stockholders’ Agreements

The Company has a stockholders’ agreement with the investment partnerships sponsored by KKR and Welsh Carson, and individuals affiliated with their sponsors which own 18.8% and 16.8% respectively, of MedCath’s outstanding common stock. The stockholders’ agreement, which governs the voting and certain other rights and obligations of these stockholders, provides that each party to the agreement will be entitled to designate a specified number of persons for election to MedCath’s board of directors and obligates the other parties to the agreement to vote their shares in favor of those designees.

Under the stockholders’ agreement, the affiliates of KKR and Welsh, Carson are each entitled to designate two directors. The number of directors that each of these affiliates is entitled to designate under the stockholders’ agreement decreases as their percentage ownership of MedCath’s common stock decreases. The affiliates of KKR and of Welsh Carson will each be entitled, however, to designate at least one director so long as they own five percent or more of MedCath’s common stock on a fully-diluted basis.

Under the stockholders’ agreement, the following actions also require the separate approval of a majority of the shares held by the affiliates of KKR and a majority of the shares held by the affiliates of Welsh Carson:

•	appointment, dismissal or replacement of MedCath’s chief executive officer,

•	mergers or consolidations with or into another corporation,

•	sales, transfers or disposals of all or substantially all of MedCath’s assets, and

•	acquiring, purchasing or investing in any material assets, or disposing of any material assets, other than in the ordinary course of business.

These separate approval rights terminate for each of these groups of stockholders when the group’s ownership of MedCath’s common stock is less than 20% on a fully-diluted basis.

The stockholders’ agreement also contains certain restrictions on competition and the transfer of each group’s respective shares. Among these restrictions is a requirement that each of the parties to the stockholders’ agreement give the Company prior written notice of a proposed sale or other transfer of their shares, except for transfers to affiliates, distributions by a partnership to its partners, transfers to spouses or lineal descendants or transfers in connection with a public offering. Upon receipt of notice of proposed sale, MedCath is obligated to notify the other parties to the stockholders’ agreement, each of whom has the right to sell a pro rata portion of its shares to the potential purchaser. These rights apply so long as the stockholders’ agreement is in effect.

MedCath also has a registration rights agreement with affiliates of KKR and Welsh Carson that gives each of them the right to require MedCath on multiple occasions to register their shares of common stock under the Securities Act of 1933, subject to certain exceptions stated in the registration rights agreement.

Director Consulting Agreement

Jacque J. Sokolov, M.D. was elected to MedCath’s board of directors in March 2004. Dr. Sokolov is chairman and senior partner of Sokolov, Sokolov and Burgess (“SSB”), a national health-care management consulting, development, and investment firm. On August 4, 2006, MedCath Incorporated, a wholly-owned subsidiary of MedCath Corporation (the Company), entered into a consulting agreement (the Agreement) with SSB. The Agreement superseded an existing agreement with SSB Solutions and permitted the Company’s chief executive officer to engage SSB Solutions on an individual project basis for consulting services. The Agreement provides for termination by either party with 30 days written notice.

On October 2, 2006, the Company provided SSB Solutions with notice of its desire to terminate the Agreement. The termination was effective November 1, 2006. The Company did not engage SSB Solutions for consulting services during the period of the Agreement and does not anticipate doing so prior to the effective date of its termination.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be presented at the Company’s 2008 annual meeting and included in the Company’s proxy materials relating to the meeting must be received by the Company at its principal executive offices no later than the close of business on September 28, 2007 (the 120th day prior to the first anniversary of the date of this proxy statement) nor earlier than the close of business on August 29, 2007 (the 150th day prior to the first anniversary of the date of this proxy statement). Proposals of stockholders intended to be presented at the 2008 annual meeting that the Company may not be required to include in its proxy materials relating to the meeting, must be received no earlier than December 15, 2007 and no later than January 15, 2008.

ANNUAL REPORT TO STOCKHOLDERS

A copy of our 2007 Annual Report to Stockholders and our 2008 Annual Report to Stockholders has been mailed concurrently with this proxy statement (or made available electronically, for stockholders who elected to access these materials over the Internet), to all stockholders entitled to notice of and to vote at the Annual Meeting. Neither the 2007 Annual Report to Stockholders nor the 2008 Annual Report to Stockholders is incorporated into this proxy statement and neither is considered proxy solicitation materials.

Expenses and Solicitation

The Company will bear the entire cost of this proxy solicitation, including the preparation, printing, and mailing of the proxy statement, the proxy and any additional soliciting materials sent by the Company to stockholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, and personal interviews. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone, or facsimile following the original solicitation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, officers, and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Based on its review of the copies of such filings received by it with respect to the fiscal year ended September 30, 2006, the Company noted that all reports of ownership were filed on a timely basis.

ANNUAL MEETING OF SHAREHOLDERS OF
MEDCATH CORPORATION
March 5, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

20330300000000001000 2	030508

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors: To elect the three nominees listed below to the board of directors to serve for three-year terms as Class I directors.				2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending September 30, 2008.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡ ¡ ¡	Robert S. McCoy, Jr. John B. McKinnon Galen D. Powers
					3.	To approve an amendment to the MedCath Outside Directors’ Option Plan to increase the number of shares as to which options may be granted under the plan and extend the term of the plan.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See Instructions below)				4.	To transact such other business as may properly come before the meeting and any adjournment thereof.

This appointment of proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the election of each nominee in Proposal 1 and FOR approval of Proposals 2 and 3.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

				☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐
MEDCATH CORPORATION
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 5, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints O. Edwin French, James A. Parker and Blair W. Todt as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Medcath Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 10720 Sikes Place, Charlotte, North Carolina 28277, on March 5, 2008, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

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